                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant|_|

Check the appropriate box:

|_|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                            ROCKY SHOES & BOOTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
         1) Title of each class of Securities to which transaction applies:

                  -------------------------------------------------------------
         2)       Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------------
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  -------------------------------------------------------------
         4)       Proposed maximum aggregate value of transaction:

                  -------------------------------------------------------------
         5)       Total fee paid:

                  -------------------------------------------------------------

|_|      Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  -------------------------------------------------------------
         2)       Form, Schedule or Registration Statement No.:

                  -------------------------------------------------------------
         3)       Filing Party:

                  -------------------------------------------------------------
         4)       Date Filed:

                  -------------------------------------------------------------

                            ROCKY SHOES & BOOTS, INC.
                              39 East Canal Street
                             Nelsonville, Ohio 45764


                                                                  April 10, 1998


Dear Shareholder:

         I am pleased to invite you to the Annual Meeting of Shareholders of Rocky Shoes & Boots, Inc. to be held on Tuesday, May 19, 1998, at 9:30 a.m., at Stuarts Opera House, located at 34 Public Square, Nelsonville, Ohio. Parking is available in Nelsonville at Rocky Shoes & Boots, Inc., at 39 East Canal Street, and directions and transportation to Stuarts Opera House will be available. We look forward to meeting all of our shareholders who are able to attend.

         At the Annual Meeting, you will be asked to elect Class II Directors, to approve and adopt amendments to the Company's 1995 Stock Option Plan, and to ratify the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1998. A copy of the Proxy Statement and the proxy card are enclosed.

         It is very important that your shares are represented and voted at the meeting whether or not you plan to attend. Accordingly, please sign, date, and return your proxy card in the enclosed envelope at your earliest convenience. If you attend the meeting you may vote in person if you wish and your proxy will not be used.

         Your interest and participation in the affairs of the Company are greatly appreciated. Thank you for your continued support.

                                                     Sincerely,

                                                     Mike Brooks
                                                     Chairman, President, and
                                                     Chief Executive Officer

                            ROCKY SHOES & BOOTS, INC.
                              39 East Canal Street
                             Nelsonville, Ohio 45764

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                                                  April 10, 1998
To Our Shareholders:

         The Annual Meeting of Shareholders of Rocky Shoes & Boots, Inc. will be held at Stuarts Opera House, located at 34 Public Square, Nelsonville, Ohio, on Tuesday, May 19, 1998, at 9:30 a.m. local time, for the following purposes:

   (1) To elect four Class II Directors of the Company each to serve for a two-year term expiring at the 2000 Annual Meeting of Shareholders.

   (2)   To approve and adopt amendments to the Company's 1995 Stock Option
         Plan.

   (3) To ratify the selection of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998.

   (4) To transact any other business which may properly come before the meeting or any adjournment thereof.

         You will be most welcome at the meeting, and we hope you can attend. Directors and officers of the Company and representatives of its independent public accountants will be present to answer your questions and to discuss its business.

         We urge you to execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. If you attend the meeting, you may vote in person and your proxy will not be used.

                                            By Order of the Board of Directors,

                                            Curtis A. Loveland
                                            Secretary


--------------------------------------------------------------------------------
                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
--------------------------------------------------------------------------------

                            ROCKY SHOES & BOOTS, INC.
                              39 East Canal Street
                             Nelsonville, Ohio 45764
                          -----------------------------


                                 PROXY STATEMENT

                          -----------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                                  MAY 19, 1998
                          -----------------------------

         This Proxy Statement is furnished to the shareholders of Rocky Shoes & Boots, Inc. (the "Company") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of Shareholders to be held on May 19, 1998, and at any adjournment thereof. The enclosed proxy is solicited by the Board of Directors of the Company. This Proxy Statement and the enclosed proxy will be first sent or given to the Company's shareholders on approximately April 10, 1998.

         The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Representatives of the Company may solicit proxies by mail, telegram, telephone, or personal interview.

         The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by the Company prior to the meeting. The proxy will be voted FOR the nominees for director named herein, FOR the approval and adoption of amendments to the Company's 1995 Stock Option Plan, and FOR the ratification of the appointment of Deloitte & Touche LLP as independent public accountants if no direction is made to the contrary. Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by filing a written notice with the Secretary of the Company prior to the meeting. Shareholders who attend the meeting may vote in person and their proxies will not be used.

         Holders of record of Common Stock of the Company at the close of business on March 26, 1998, will be entitled to vote at the Annual Meeting. At that time, the Company had 5,444,025 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock outstanding on the record date entitles the holder to one vote on each matter submitted at the Annual Meeting.

         The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for such shares and vote such shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on "routine" matters, which typically include the election of directors and ratification of independent public accountants.

         The election of each director nominee requires the favorable vote of a plurality of all votes cast by the holders of Common Stock at a meeting at which a quorum is present. Proxies that are marked "Withhold Authority" and broker non-votes will not be counted toward such nominee's achievement of a plurality and thus will have no effect. Each other matter to be submitted to the shareholders for approval or ratification at the Annual Meeting requires the affirmative vote of the holders of a majority of the Common Stock present and entitled to vote on the matter. For purposes of determining the number of shares of Common Stock voting on the matter, abstentions will be counted and will have the effect of a negative vote; broker non-votes will not be counted and thus will have no effect.

ELECTION OF DIRECTORS

         The Company's Code of Regulations provides for a classified board of directors with two classes. Each class of directors consists, as nearly as practical, of one-half of the total number of directors. The total number of authorized directors has been fixed by the Board of Directors at eight. The Board of Directors proposes the election of all four incumbent directors at the 1998 Annual Meeting of Shareholders to continue their service as Class II Directors. The four incumbent Class I Directors will continue in office. The nominees for Class II Directors, if elected, will serve for a two-year term expiring at the 2000 Annual Meeting of Shareholders.

         Leonard L. Brown, David Fraedrich, Barbara Brooks Fuller, and Curtis A. Loveland are currently Class II Directors of the Company and are being nominated by the Board of Directors for re-election as Class II Directors.

         It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Brown, Fraedrich and Loveland and Ms. Brooks as Class II Directors. In the event that any of the nominees for director should become unavailable, the number of directors of the Company may be decreased pursuant to the Company's Code of Regulations, or the Board of Directors may designate a substitute nominee, in which event the shares represented by the enclosed proxy will be voted for such substitute nominee.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

         The following table sets forth for each nominee and each continuing director of the Company, such person's name, age, the year in which he or she became a director of the Company, and his or her position with the Company and the Company's subsidiaries, Five Star Enterprises Ltd. ("Five Star") and Lifestyle Footwear, Inc. ("Lifestyle"):

                               CLASS II DIRECTORS
                      (NOMINEES - TERMS TO EXPIRE IN 2000)


                                                 DIRECTOR
           NAME                     AGE            SINCE                              POSITION
---------------------------      ---------      -----------       ------------------------------------------------
Leonard L. Brown                    66             1993           Director of the Company

David Fraedrich                     48             1992           Director, Executive Vice President, Chief
                                                                  Financial Officer, and Treasurer of the
                                                                  Company, Five Star, and Lifestyle

Barbara Brooks Fuller               54             1992           Director of the Company; Vice President -
                                                                  Retail Sales of the Company

Curtis A. Loveland                  51             1993           Director and Secretary of the Company;
                                                                  Secretary of Five Star and Lifestyle


                                CLASS I DIRECTORS
                             (TERMS EXPIRE IN 1999)


                                                 DIRECTOR
           NAME                     AGE            SINCE                              POSITION
---------------------------      ---------      -----------       ------------------------------------------------
Mike Brooks                         51             1992           Director, Chairman of the Board, President,
                                                                  and Chief Executive Officer of the Company,
                                                                  Five Star, and Lifestyle

STANLEY I. KRAVETZ                  65             1993           Director of the Company

ROBERT D. STIX                      69             1993           Director of the Company

JAMES L. STEWART                    65             1996           Director of the Company




         Leonard L. Brown has served as President of Leonard L. Brown, Inc., a management consulting firm, since 1985, and as Managing Partner of L & O Realty Co., a private real estate investment company, since 1980. From 1974 to 1985, Mr. Brown served as Chief Executive Officer of Elmex Corp., a toy wholesale company. From 1971 to 1978, the period during which Elmex Corp. was a unit of W.
R. Grace & Co., Mr. Brown also served as a Vice President and Division Executive of W. R. Grace & Co.

         David Fraedrich has served as Executive Vice President, Chief Financial Officer, and Treasurer of the Company since October 1992. Mr. Fraedrich joined the Company in 1971 after graduating from Miami University in Oxford, Ohio, with a B.S. in Business Administration. He has served in various positions, assuming executive officer responsibilities in July 1975. Mr. Fraedrich has also served as an executive officer of Lifestyle and Five Star since November 1988 and March 1987, respectively, and currently serves as Executive Vice President, Chief Financial Officer, and Treasurer of these corporations.

         Barbara Brooks Fuller has served as Vice President - Retail Sales of the Company since September 1985. Ms. Fuller joined the Company in 1977, working in the Company's factory outlet store in various positions prior to becoming an executive officer in 1985. She is the sister of Mike Brooks.

         Curtis A. Loveland has served as Secretary of the Company since October 1992 and of Five Star and Lifestyle since December 1992. Mr. Loveland has been a practicing attorney for 25 years and has been a partner in the law firm of Porter, Wright, Morris & Arthur, Columbus, Ohio since 1979. Mr. Loveland also serves on the Boards of Directors of two other companies which file reports with the Securities and Exchange Commission, Applied Innovation Inc., a telecommunications products manufacturer, and Cross Medical Products, Inc. (formerly known as Danninger Medical Technology, Inc.), a medical products manufacturer.

         Mike Brooks has served as Chairman, President, and Chief Executive Officer of the Company since August 1991. Mr. Brooks also has served Lifestyle as President since November 1988 and as Chairman and Chief Executive Officer since December 1992, and Five Star as President since March 1987, as Chairman since August 1991, and as Chief Executive Officer since December 1992. Mr. Brooks is a pattern engineering and shoe design graduate of the Ars Satoria in Milan, Italy. After employment with U.S. Shoe Corporation and various tanning companies, Mr. Brooks returned to the family shoe business in Nelsonville, Ohio, in 1975, serving first as Manager of Product Development and a national salesman and then, in 1984, as President. He has been a director of Footwear Industries of America since April 1986 and currently serves on the Executive Board as Chairman of that organization. He is the brother of Barbara Brooks Fuller.

         Stanley I. Kravetz has served as President of The Kravetz Group since its formation in December 1988. The Kravetz Group is a consulting company specializing in marketing, advertising, product management, venture management, and public relations. Mr. Kravetz began his career in the footwear industry in May 1976 as National Sales Manager of The Timberland Company and was promoted to Executive Vice President and became a director of The Timberland Company in 1977. In July 1985, Mr. Kravetz purchased The Frye Boot Company, which he sold to Reebok International Ltd. in May 1987. He continued in his position as President of The Frye Boot Company and also became President of The Rockport Company, another subsidiary of Reebok International Ltd. In February 1988, Mr. Kravetz became Corporate Vice President of Reebok International Ltd. and served in this position until December 1988.

         Robert D. Stix has been retired since December 1995. Prior thereto, he served as General Manager of Operations of the Company from August 1994 through December 1995. Mr. Stix previously had been associated with A.G. Edwards & Sons, Inc. as an investment advisor from August 1992 to August 1994. Prior to that time, Mr. Stix was an independent management consultant and public speaker on Japanese management techniques. Mr. Stix began his career in the shoe industry in 1953 when he joined U.S. Shoe Corporation. He held various positions, including Director of Manufacturing, with responsibility for 17 plants producing women's, men's, and children's shoes. In February 1973, Mr. Stix joined Stride Rite Corporation, a footwear manufacturer, as Executive Vice President. From November 1974 to March 1977, Mr. Stix was an executive officer of Gibson Greeting Cards, Inc., serving first as Vice President of Operations, and then as Executive Vice President of Operations and Finance. Mr. Stix returned to U.S. Shoe Corporation in March 1977 as Director of Manufacturing and Operations, was promoted in 1978 to Corporate Group Vice President, Manufacturing and Operations, and was again promoted in 1986 to Corporate Senior Vice President, Manufacturing and Operations. He served in this position until he formed his own consulting business in September 1990.

         James L. Stewart has served as the proprietor of Rising Wolf Ranch, Inc., a summer resort and a winter rehabilitation center for teenage boys involved with drug abuse. Mr. Stewart also consults various retail and catalog companies. Between 1984 and 1991, Mr. Stewart served as the President - C.E.O. of Dunns Inc. and as the Vice President and General Manager of Gander Mountain Inc. Prior thereto, he served Sears Roebuck & Co. for 28 years.


APPROVAL OF AMENDMENTS TO THE COMPANY'S 1995 STOCK OPTION PLAN

         The Board of Directors has approved amendments to the Company's 1995 Stock Option Plan (the "Plan"), subject to the approval of the amendments by the shareholders at the Annual Meeting: (a) to increase the number of shares available for issuance under the Plan from 400,000 to 900,000 shares, and to increase the number of shares for which options may be granted to any one individual during the term of the Plan from 200,000 to 450,000 shares; (b) to provide that the members of the Stock Option and Compensation Committee be "non-employee directors"; and (c) to provide that non-employee directors, including those on the Stock Option and Compensation Committee, be eligible to receive options under the Plan. Approval of these amendments requires the affirmative vote of the holders of a majority of the shares of the Company's common stock represented at the Annual Meeting. The following summary does not purport to be complete and is qualified in its entirety by the terms of the Amended and Restated 1995 Stock Option Plan.

PURPOSE OF THE 1995 STOCK OPTION PLAN

         The Company's Board of Directors believes that providing selected persons with an opportunity to invest in the Company will give them additional incentive to increase their efforts on behalf of the Company and will enable the Company to attract and retain the best available employees, officers, directors, consultants and advisors. The Company's Board of Directors has approved an amendment to the Plan to increase the number of shares of the Company's common stock reserved for issuance upon the exercise of options granted under the Plan from 400,000 shares to 900,000 shares.

         The Plan was adopted by the Board of Directors on June 30, 1995, and approved by shareholders on November 14, 1995. The amendment increasing the number of shares of the Company's common stock issuable under the Plan was adopted by the Company's Board of Directors on February 17, 1998. The options may either meet the requirements of Section 422 ("Incentive Options") of the Internal Revenue Code of 1986, as amended (the "Code") or not meet such requirements ("Nonqualified Options"). Key employees, officers, and directors of, and consultants and advisors who render services to, the Company are eligible to receive options under the Plan.

ADMINISTRATION OF THE 1995 STOCK OPTION PLAN

         The Plan is administered by the Stock Option and Compensation Committee which, under the Plan, must consist of not less than two members of the Board of Directors appointed by the Board who are "disinterested persons". As amended, the Stock Option and Compensation Committee would consist of not less than two members of the Board of Directors appointed by the Board who are "non-employee directors" as defined by the amended Rule 16b-3(b)(2)(i) under the Securities Exchange Act of 1934, as amended. The members of the Stock Option and Compensation Committee and all other independent members of the Board of Directors are eligible to receive options under the Plan pursuant to a formula set forth in the Plan which provides that, on January 1st of each year, each director who is not an employee of the Company will be granted a Nonqualified Option to purchase 5,000 shares of the Company's common stock. See "Compensation of Directors." There are currently five independent directors eligible to receive options pursuant to the Plan on January 1st of each year.

         With respect to all eligible persons, the Stock Option and Compensation Committee is authorized to determine to whom and at what time options may be granted. The Stock Option and Compensation Committee determines the number of shares subject to option, the duration of the option, the per share exercise price, the rate and manner of exercise, and whether the option is intended to be a Nonqualified Option or an Incentive Option. An Incentive Option may not have an exercise price less than fair market value of the common stock on the date of grant or an exercise period that exceeds ten years from the date of grant and is subject to certain other limitations which allow the option holder to qualify for favorable tax treatment. None of these restrictions apply to the grant of Nonqualified Options, which may have an exercise price less than the fair market value of the underlying common stock on the date of grant and may be exercisable for an indeterminate period of time. The Stock Option and Compensation Committee also has the discretion under the Plan to make cash grants to option holders that are intended to offset a portion of the taxes payable upon exercise of Nonqualified Options or on certain dispositions of shares acquired under Incentive Options.

         The exercise price of the option may be paid in cash or, with the consent of the Stock Option and Compensation Committee, (i) with previously acquired shares of common stock valued at their fair market value on the date they are tendered, (ii) delivery of a full recourse promissory note, the terms and conditions of which will be determined by the Stock Option and Compensation Committee, or (iii) by delivery of written instructions to forward the notice of exercise to a broker or dealer and to deliver to a specified account a certificate for the shares purchased upon exercise of the option and a copy of irrevocable instructions to the broker or dealer to deliver the purchase price of the shares to the Company.

TERMINATION OF OPTIONS

         Any option granted under the Plan will terminate automatically (i) 90 days after an employee's termination of employment with the Company (other than by reason of death or disability or for cause), and (ii) one year after the employee's death or termination of employment by reason of disability, unless the option expires earlier by its terms. Options not exercisable as of the date of a change in control of the Company will become exercisable immediately as of such date. Options granted under the Plan are not transferable except by will or the laws of descent and distributions.

TERM OF THE 1995 STOCK OPTION PLAN

         The Plan terminates on July 1, 2005, unless earlier terminated by the Board of Directors.

AMENDMENT

         The Board of Directors may terminate, amend or modify the Plan at any time provided that (a) no amendment may be made to the Plan which would cause the Incentive Options granted thereunder to fail to qualify as incentive stock options under the Code; and (b) any amendment which requires the approval of the shareholders of the Company under the Code or Section 16 of the Securities Exchange Act of 1934, as amended, or the regulations promulgated thereunder, will be subject to such approval in accordance with the applicable law or regulations. No amendment, modification or termination of the Plan may in any manner adversely affect any option previously granted under the Plan without the consent of the option holder or a permitted transferee of such option holder.

1995 STOCK OPTION PLAN TABLE

         As of February 27, 1998, options to purchase an aggregate of 360,000 shares of the Company's common stock (net of options canceled) had been granted pursuant to the Plan, options to purchase 4,500 shares had been exercised, options to purchase 355,500 shares remained outstanding, and only 40,000 shares remained available for future grant. As of February 27, 1998, the market value of all shares of the Company's common stock subject to outstanding options under the Plan and all of the Company's stock option plans were approximately $6,576,750 and $10,969,760, respectively (based upon the closing sale price per share of the Company's common stock as reported on the Nasdaq National Market on February 27, 1998). During the 1997 fiscal year, options covering 70,500 shares of the Company's common stock were granted to employees of the Company under the Plan. Shares underlying presently exercisable, but unexercised, options will constitute outstanding shares of the Company's common stock for purposes of calculating the Company's net income per share. The market value of the 900,000 shares of the Company's common stock to be subject to the Plan was approximately $16,650,000 as of February 27, 1998.

         As of February 27, 1998, the following current directors and executive officers named in the Company's Proxy Statement had been granted options under the Plan as follows:

                                                                NUMBER OF OPTIONS           AVERAGE EXERCISE PRICE
                                                                -----------------           ----------------------
                          NAME                                       GRANTED                      PER SHARE
                          ----                                       -------                      ---------
Mike Brooks                                                          38,000                         $12.69

David Fraedrich                                                      24,000                         $12.38

Barbara Brooks Fuller                                                14,000                         $12.11

Leonard L. Brown                                                     11,000                         $10.99

Stanley I. Kravetz                                                   11,000                         $10.99

Curtis A. Loveland                                                   11,000                         $10.99

Robert D. Stix                                                        8,000                         $12.86

James L. Stewart                                                      8,000                         $12.86

William S. Moore                                                     47,000                         $ 9.125

Allen Sheets                                                         15,000                         $11.70

         Since adoption of the Plan: (i) all current executive officers, as a group, have been granted options under the Plan covering 138,000 of the Company's common stock which represents approximately 38% of the total number of options granted pursuant to the Plan; and (iii) all current employees, excluding executive officers, as a group, have been granted options under the Plan covering 170,500 shares of the Company's common stock which represents approximately 47% of the total number of options granted pursuant to the Plan.

FEDERAL INCOME TAX CONSEQUENCES

         The Plan permits the granting of Incentive Stock Options as well as Non-Statutory Stock Options. Generally, no income is recognized when either type of option is granted to the optionholder, but the subsequent tax treatment differs widely.

         Non-Statutory Stock Options. Generally, upon the exercise of a Non-Statutory Stock Option, the excess of the fair market value of the shares on the date of exercise over the option price is ordinary income to the optionholder at the time of the exercise. The tax basis for the shares purchased is their fair market value on the date of exercise. Any gain or loss realized upon a later sale of the shares for an amount in excess of or less than their tax basis will be taxed as capital gain or loss, with the character of the gain or loss (short-term or long-term) depending upon how long the shares were held since exercise.

         Incentive Stock Options. Generally, no regular taxable income is recognized upon the exercise of an Incentive Stock Option. The tax basis of the shares acquired will be the exercise price. In order to receive this favorable treatment, shares acquired pursuant to the exercise of an Incentive Stock Option may not be disposed of within two years after the date the option was granted, nor within one year after the exercise date (the "Holding Periods"). If the shares are sold before the end of the Holding Periods, the amount of that gain which equals the lesser of the difference between the fair market value on the exercise date and the option price or the difference between the sale price and the option price is taxed as ordinary income and the balance, if any, as short-term or long-term capital gain, depending upon how long the shares were held. If the Holding Periods are met, all gain or loss realized upon a later sale of the shares for an amount in excess of or less than their tax basis will be taxed as a long-term capital gain or loss.

         Alternative Minimum Tax. For purposes of determining the optionholder's alternative minimum taxable income subject to the alternative minimum tax, the exercise of an Incentive Stock Option by an optionholder will result in the recognition of alternative minimum taxable income at the time of the exercise of the option in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price. The alternative minimum tax is paid only if it exceeds an individual's regular tax. It is imposed at a rate of 26% on the first $175,000 of alternative minimum taxable income in excess of the applicable exemption amount and at a rate of 28% for any additional alternative minimum taxable income. The exemption amount is phased out for higher income taxpayers.

         Exercise with Previously-Owned Shares. All options granted under the Plan may be exercised with payment either in cash or, if authorized in its sole discretion by the Company's Board of Directors, in previously-owned shares of the Company Common Stock at their then fair market value, or in a combination of both. When previously-owned shares ("Old Shares") are used to purchase shares ("New Shares") upon the exercise of an Incentive Stock Option or a Non-Statutory Stock Option, no gain or loss is recognized by the optionholder to the extent that the total value of the Old Shares surrendered does not exceed the total value of all of the New Shares received. If, as would almost always be the case, the value of the New Shares exceeds the value of the Old Shares, the excess amount is not regular taxable income to the optionholder, if the option exercised is an Incentive Stock Option and the Holding Periods discussed above are met for the Old Shares at the time of exercise. The New Shares would also be subject to the Holding Periods discussed above. On the other hand, if the option exercised is a Non-Statutory Stock Option, the excess amount is taxable as ordinary income.

         The Company Deduction. No deduction is available to the Company in connection with the exercise of an Incentive Stock Option if the Holding Periods discussed above are met. The Company, however, is entitled to a deduction in connection with the exercise of an Incentive Stock Option if the Holding Periods discussed above are not met, in an amount equal to the ordinary income recognized by the optionholder (conditioned upon proper reporting and tax withholding and subject to possible deduction limitations). The Company is entitled to a tax deduction in connection with the exercise of a Non-Statutory Stock Option equal to the ordinary income recognized by the optionholder (conditioned upon proper reporting and tax withholding and subject to possible deduction limitations).

         1997 Tax Act. Under recently enacted legislation, capital gains recognized by optionholders upon the sale of shares generally will be subject to a maximum federal income tax rate of 20%, provided the shares sold or exchanged are held for more than eighteen (18) months. If the shares are held for more than one year but less than eighteen months, then the capital gains recognized by optionholders will be taxed at a maximum federal income tax rate of 28%.

         Section 162(m). Section 162(m) of the Internal Revenue Code does not permit the Company to deduct non-performance based compensation in excess of $1,000,000 per year paid to certain covered officers. The Company believes that compensation paid pursuant to the Plan should qualify as performance-based compensation and, therefore, Section 162(m) should not cause the Company to be denied a deduction for compensation paid to certain covered officers pursuant to the Plan.

         The affirmative vote of a majority of the votes entitled to be cast by the holders of the Company's common stock present in person or represented by proxy at the Annual Meeting is required to adopt the amendments to the 1995 Stock Option Plan.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE AMENDMENTS TO THE 1995 STOCK OPTION PLAN. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE PLAN.


RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, as auditors for the Company for the fiscal year ending December 31, 1998. Although not required, the Board of Directors is submitting its selection to the shareholders of the Company for ratification. Deloitte & Touche LLP has served as the independent public accountants for the Company since its formation in 1992. The Board of Directors believes that the reappointment of Deloitte & Touche LLP for the fiscal year ending December 31, 1998, is appropriate because of the firm's reputation, qualifications, and experience. The Board of Directors will reconsider the appointment of Deloitte & Touche LLP if its selection is not ratified by the shareholders.

         Representatives of Deloitte & Touche LLP will be present at the meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF ITS APPOINTMENT OF DELOITTE & TOUCHE LLP.

INFORMATION CONCERNING THE DIRECTORS, EXECUTIVE OFFICERS,
AND PRINCIPAL SHAREHOLDERS

MEETINGS, COMMITTEES, AND COMPENSATION OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company had a total of five meetings during 1997. During 1997, each of the directors attended 75% or more of the total number of (i) meetings of the Board, and (ii) meetings of committees of the Board on which such director served. The Company compensates each director who is not an officer or employee of the Company in cash at an annual rate of $4,000, plus $500 for each committee meeting which does not occur on the same day as a Board meeting. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with the Board or committee meetings. In addition, pursuant to the Company's 1995 Stock Option Plan, each of the independent directors was granted an option to purchase 3,000 shares of the Company's Common Stock on January 1st of each year. The exercise price of such options equals 100% of the fair market value of the shares on the date of grant. The options are not exercisable until a period of one year from the date of grant and terminate on the sixth anniversary of the date of grant. Accordingly, on January 1, 1997, nonqualified options to purchase 3,000 shares of Common Stock were granted to each of Messrs. Brown, Kravetz, and Loveland at an exercise price of $8.875 per share. These nonqualified options become exercisable on January 1, 1998 and expire on January 1, 2003. Beginning in 1998, pursuant to the Company's 1995 Stock Option Plan, each of the independent directors will be granted an option to purchase 5,000 shares of Common Stock of the Company on January 1st of each year.

         The Company has a standing Audit Committee and Stock Option and Compensation Committee. The members of the Audit Committee are Messrs. Brown (Chairman), Loveland, and Kravetz. The Audit Committee met twice during 1997. The Audit Committee recommends the annual appointment of the Company's auditors, with whom the Committee will review the scope of the audit, any non-audit assignments and related fees, the accounting principles used by the Company in financial reporting, internal financial auditing procedures, and the adequacy of the Company's internal control procedures. During 1997, the members of the Stock Option and Compensation Committee were Messrs. Kravetz (Chairman), Brown, and Loveland. The Stock Option and Compensation Committee met once during 1997. This Committee administers the 1995 Stock Option Plan and recommends to the Board of Directors compensation for the Company's executive officers.

EXECUTIVE OFFICERS

         In addition to Mike Brooks, David Fraedrich, and Barbara Brooks Fuller, the following persons are executive officers of the Company:

         William S. Moore, age 47, joined the Company as Vice President - Sales and Marketing in September 1995 and was elected Senior Vice President - Sales and Marketing in August 1996. Prior to that time, Mr. Moore had been employed by the Norcross Companies, Inc. ("Norcross") and its subsidiaries since 1988. He started as Vice President of Sales of Servus Footwear, a subsidiary of Norcross, in August 1988. In September 1989, Mr. Moore became the Vice President of Sales for the Fire and Industrial Division of Servus Footwear. In January 1991, he was elected to the position of Vice President of Sales for the Consumer, Fire and Industrial Division of Norcross. In January 1993, Mr. Moore became the Group Vice President of Sales for Norcross and, in January 1995, he was elected to the office of Corporate Vice President of Sales for Norcross. When Norcross subsequently split into two companies, Norcross Footwear, Inc. and Norcross Safety Products, Inc. in June 1995, Mr. Moore became the Vice President of Sales for Norcross Safety Products, Inc.

         Allen Sheets, age 51, has served as Senior Vice President - Manufacturing and Operations of the Company since September 1995. Prior thereto, Mr. Sheets served as Vice President - Manufacturing beginning in 1985. Prior thereto, Mr. Sheets, who joined the Company in 1979, held various management positions with the Company.

         Officers are elected annually by the Board of Directors and serve at its discretion. There are no family relationships among directors and executive officers of the Company, except that Mike Brooks and Barbara Brooks Fuller are siblings.

OWNERSHIP OF COMMON STOCK BY MANAGEMENT

         The following table sets forth information regarding beneficial ownership of the Company's Common Stock by each director, each of the Company's executive officers named in the Summary Compensation Table, and the directors and executive officers of the Company as a group as of February 27, 1998:


                                                    NUMBER OF SHARES BENEFICIALLY          PERCENT OF
                 NAME                                         OWNED(1)                      CLASS(1)
---------------------------------------             -----------------------------      ------------------
Mike Brooks                                                 430,337 COMMON (2)                       7.9%
Leonard L. Brown                                             12,500 COMMON (2)                          *
David Fraedrich                                             140,950 COMMON (2)(3)                    2.6%
Barbara Brooks Fuller                                       282,148 COMMON (2)                       5.2%
Stanley I. Kravetz                                           11,750 COMMON (2)                          *
Curtis A. Loveland                                           17,250 COMMON (2)                          *
Robert D. Stix                                               28,000 COMMON (2)(4)                       *
James L. Stewart                                              4,000 COMMON (2)                          *
William S. Moore                                             18,850 COMMON (2)                          *
Allen Sheets                                                 18,500 COMMON (2)                          *
All Directors and Executive                                 964,285 COMMON (2)                      17.1%
Officers as a Group (10 persons)
----------------------

*indicates less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the securities and exchange commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported. "Percentage of Class" is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the company on February 27, 1998, plus the number of shares such person has the right to acquire within 60 days of February 27, 1998.

(2) Includes 36,500 shares of common stock for Mr. Brooks, 11,750 shares of common stock for Mr. Brown, 40,250 shares of common stock for Mr. Fraedrich, 10,000 shares of common stock for Ms. Fuller, 11,750 shares of common stock for Mr. Kravetz, 11,750 shares of common stock for Mr. Loveland, 26,000 shares of common stock for Mr. Stix, 3,000 shares of common stock for Mr. Stewart, 14,750 shares of common stock for Mr. Moore, 18,500 shares of common stock for Mr. Sheets, and 184,250 shares of common stock for all directors and executive officers as a group, which could have been acquired under stock options exercisable within 60 days of February 27, 1998.

(3) Includes 400 shares of common stock owned by Mr. Fraedrich's spouse. Mr. Fraedrich disclaims beneficial ownership of these shares.

(4) Includes 2,000 shares of common stock owned by Mr. Stix' spouse. Mr. Stix disclaims beneficial ownership of these shares.

OWNERSHIP OF COMMON STOCK BY PRINCIPAL SHAREHOLDERS

       The following table sets forth information as of February 27, 1998 (except as noted below), relating to the beneficial ownership of Common Stock by each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock.

                                                                         NUMBER OF SHARES
                           NAME OF                                        OF COMMON STOCK                 PERCENT OF
                       BENEFICIAL OWNER                                BENEFICIALLY OWNED(1)               CLASS(2)
--------------------------------------------------------------     -----------------------------        --------------
Mike Brooks                                                                430,337 (2)(3)                         7.9%
c/o Rocky Shoes & Boots, Inc.
39 East Canal Street
Nelsonville, Ohio 45764

Barbara Brooks Fuller                                                      282,148 (2)(3)                         5.2%
c/o Rocky Shoes & Boots, Inc.
39 East Canal Street
Nelsonville, Ohio 45764

Strong Capital Management, Inc.(4)                                         370,650                                6.8%
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

Richard S. Strong(4)                                                       370,650                                6.8%
100 Heritage Reserve
Menomonee Falls, Wisconsin 53051

Wellington Management Company, LLP()                                       273,000                                5.0%
75 State Street
Boston, Massachusetts 02109

----------------------
(1) "Percentage of Class" is calculated by dividing the number of shares beneficially owned by the total number of outstanding shares of the Company on February 27, 1998, plus the number of shares such person has the right to acquire within 60 days of February 27, 1998.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

(3) Includes 36,500 shares of Common Stock for Mike Brooks and 10,000 shares of Common Stock each for Barbara Brooks Fuller, which could have been acquired under stock options exercisable within 60 days of February 27, 1998.

(4) Based on information filed in Schedule 13G with the Securities and Exchange Commission on February 17, 1998. Richard S. Strong is Chairman of the Board and the principal shareholder of Strong Capital Management, Inc., a registered investment advisor. Mr. Strong is reporting beneficial ownership of the same securities beneficially owned by Strong Capital Management, Inc., as a result of his position with and stock ownership in Strong Capital Management, Inc.

(5) Based on information filed on Schedule 13G with the Securities and Exchange Commission on February 10, 1998.

Executive Compensation

       The following table sets forth certain information regarding compensation paid during each of the Company's last three complete fiscal years to the Company's Chief Executive Officer and the only other executive officers of the Company whose combined salary and bonus exceeded $100,000 for 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                        ANNUAL COMPENSATION           COMPENSATION
         NAME AND                FISCAL YEAR        -----------------------------     --------------     ALL OTHER
    PRINCIPAL POSITION              ENDED             SALARY           BONUS           OPTIONS (#)     COMPENSATION
--------------------------      --------------      -----------    --------------     --------------    -------------
Mike Brooks(1)                     12/31/97           $167,000       $101,520                 8,000        $4,221(2)
Chairman, President, and
Chief  Executive Officer of        12/31/96           $160,000        $56,000                 5,000        $3,897(2)
the Company, Five Star, and
Lifestyle                          6/30/95            $140,400         $4,722                22,000        $3,458(2)



David Fraedrich(1)                 12/31/97           $125,000        $63,000                 5,000        $2,768(2)
Executive Vice President,
Chief Financial Officer and        12/31/96           $120,000        $28,800                 4,000        $2,557(2)
Treasurer of the Company,
Five Star, and Lifestyle           6/30/95             $93,600         $2,656                12,000        $2,269(2)



William S. Moore(1)(3)             12/31/97           $130,000        $57,200                 5,000            --
Senior Vice President - Sales
and Marketing of the               12/31/96           $125,000        $30,000                 2,000            --
Company


Allen Sheets                       12/31/97            $90,000        $31,500                 4,000        $3,514(2)
Senior Vice President -
Manufacturing and                  12/31/96            $75,000        $15,000                 3,000        $  234(2)
Operations of the Company
                                   6/30/95             $60,060         $3,150                 5,000        $  847(2)

----------------------

(1) The Company has entered into employment agreements with Messrs. Brooks, Moore, and Fraedrich (see "Employment Agreements" below).

(2) The Company has also entered into deferred compensation agreements with Messrs. Brooks, Fraedrich, and Sheets (individually, an "Employee"). Benefits under these agreements are not deferred at the election of the Employee. Rather, each agreement provides that certain benefits will be paid to the Employee or a designated beneficiary upon retirement, death, or termination of employment with the Company (or an affiliate). Under the agreements, the Employee qualifies for the benefits after 15 years of service with the Company or a predecessor corporation. If the Employee retires after age 65, the Employee or his beneficiary will receive monthly payments ranging from $1,250 to $2,500 for a ten-year period commencing 90 days after retirement. If the Employee dies prior to age 55, but after qualifying for the benefits, the Employee's beneficiary will receive $17,250 annually for ten years. If the Employee dies after age 55, but before age 65, the beneficiary will receive the greater of

     $17,250 annually or the amount the Employee would have received had he terminated his employment after age 65, reduced by an amount equal to 5/9ths of one percent times the number of months remaining before the Employee would have reached age 65. If the Employee terminates his employment with the Company for any reason prior to age 65, the Employee will be entitled to receive the greater of the cash surrender value of a policy of insurance purchased by the Company on the life of the Employee or the amount the Employee would have received had he terminated his employment after age 65, reduced by an amount equal to 5/9ths of one percent times the number of months remaining before the Employee would have reached age 65. Finally, the agreement provides that the Employee will not, during or after his employment with the Company, directly or indirectly, compete with the Company or disclose any confidential information relative to the business of the Company. If the Employee breaches this or any other covenant under the agreement, no further payments are due or payable by the Company to the Employee or his beneficiary and the Company has no further liability under the agreement. The benefits under these agreements have vested for Messrs. Brooks, Fraedrich and Sheets. The amounts shown under "All Other Compensation" in the table above reflect the present value of the benefits earned during the years indicated.

(3)  Mr. Moore joined the Company in September 1995.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table provides certain information regarding stock options granted during 1997 to each of the executive officers named in the Summary Compensation Table.



                                               INDIVIDUAL GRANTS                       POTENTIAL REALIZED VALUE
                              ----------------------------------------------------     AT ASSUMED ANNUAL RATES
                                           % OF TOTAL                                 OF STOCK PRICE APPRECIATION
                                             OPTIONS                                       FOR OPTION TERM (1)
                               OPTIONS     GRANTED TO      EXERCISE                 ----------------------------------
                               GRANTED    EMPLOYEES IN      PRICE      EXPIRATION
           NAME                  (#)       FISCAL YEAR    ($/SHARE)       DATE       0%($)         5%($)       10%($)
---------------------------   ----------  -------------   ----------  ------------  -------       -------     --------
Mike Brooks                      8,000(2)     11.3%         $8.875       1/1/05        $0         $44,652     $113,156

David Fraedrich                  5,000(2)      7.1%         $8.875       1/1/05        $0         $27,907      $70,722

William S. Moore                 5,000(2)      7.1%         $8.875       1/1/05        $0         $27,907      $56,578

Allen Sheets                     4,000(2)      5.7%         $8.875       1/1/05        $0         $22,326      $56,578

-------------------------------

(1) The amounts under the columns labeled "5%($)" and "10%($)" are included by the Company pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's Common Stock. Such amounts are based on the assumption that the option holders hold the options granted for their full term. The actual value of the options will vary in accordance with the market price of the Company's Common Stock. The column headed "0%($)" is included to illustrate that the options were granted at fair market value and option holders will not recognize any gain without an increase in the stock price, which increase benefits all shareholders commensurately.

(2) On January 1, 1997, incentive options to purchase 5,000, 5,000, and 4,000 shares of Common Stock were granted to Mr. Fraedrich, Mr. Moore, and Mr. Sheets, respectively, and a nonqualified option to purchase 8,000 shares of Common Stock was granted to Mr. Brooks, all at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. These options vest and become exercisable at a rate of 25% per year employed after January 1, 1997, and terminate on January 1, 2005.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

         The following table provides certain information regarding the exercise of stock options during 1997, and the number and value of stock options held by the executive officers named in the Summary Compensation Table as of December 31, 1997.


                           SHARES                                                             VALUE OF UNEXERCISED
                          ACQUIRED                         NUMBER OF UNEXERCISED             IN-THE-MONEY OPTIONS AT
                             ON             VALUE        OPTIONS AT FISCAL YEAR END           FISCAL YEAR END ($)(1)
                          EXERCISE        REALIZED     ------------------------------   ---------------------------------
        NAME                (#)              ($)       EXERCISABLE     UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
---------------------    ----------      -----------   -----------    ---------------   --------------   ----------------
Mike Brooks                  --              --          33,250           21,750              $194,438       $147,563
David Fraedrich            20,000        $158,400        38,000           13,000              $218,687       $ 90,562
William S. Moore             --              --          13,000           19,000              $123,375       $164,500
Allen Sheets                 --              --          16,450           11,050              $ 96,425       $ 76,075

-------------------------------

(1) Represents the total gain which would have been realized if all in-the-money options held at fiscal year-end had been exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and per share fair market value at year-end. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

                                 RETIREMENT PLAN

         The Company's Restated Retirement Plan for Non-Union Employees (the "Retirement Plan") is a defined benefit pension plan which is intended to qualify under Sections 401(a) and 501(a) of the Code. Employees, excluding leased employees and those employees covered by a collective bargaining agreement, are eligible to participate in the Retirement Plan if they are at least 21 years old and have worked at least 1,000 hours for the Company over a period of one year.

         The Retirement Plan provides for the payment of a monthly retirement benefit commencing at age 65, subject to certain early and late retirement options. The amount of the monthly benefit is determined pursuant to a formula contained in the Retirement Plan which takes the greater of 1.25% of the employee's average monthly compensation, or $10.00, and multiplies it by the employee's number of years of credited service up to a maximum of 35 years. The average monthly compensation is determined for the three consecutive years which gives the participant the highest average. Compensation for this purpose means wages which are subject to federal income tax withholding. The limit on the amount of compensation which may be taken into account for benefit accrual purposes for each participant was $150,000 for the plan year beginning in 1996.

         The following table illustrates the operation of the Retirement Plan by showing various annual retirement benefits payable to participating employees in the compensation and years of service classifications indicated, assuming that participants retire at age 65 and that each participant elects a joint and survivor annuity for the lives of the participant and his or her spouse. There is no reduction of benefits for Social Security retirement income.



                                                               YEARS OF SERVICES
                          --------------------------------------------------------------------------------------------
   REMUNERATION                15                  20                  25                 30                  35
------------------        -------------       -------------      --------------      -------------       -------------
$   80,000                   $15,000             $20,000           $25,000              $30,000             $35,000

   100,000                    18,750              25,000            31,250               37,500              43,750

   125,000                    23,438              31,250            39,063               46,875              54,688

   150,000                    28,125              37,500            46,875               56,250              65,625

   175,000*                   28,125              37,500            46,875               56,250              65,625

*The maximum pay level recognized at this time is $160,000. This maximum is indexed with the COLA% each year, with $10,000 incremental increases.

         For each of the executive officers named in the Summary Compensation Table, the compensation covered by the Retirement Plan for 1997, was $160,000 for Mr. Brooks, $160,000 for Mr. Fraedrich, $160,000 for Mr. Moore, and $121,500 for Mr. Sheets. The Code imposes limitations on the amount of annual benefits payable to an individual under the Retirement Plan. This limit for the 1997 Plan Year is $161,000. The estimated years of service for each of the executive officers named in the Summary Compensation Table as of December 31, 1997 was
22.4 years for Mr. Brooks, 25.5 years for Mr. Fraedrich, 2.3 years for Mr. Moore, and 18.5 for Mr. Sheets.

                              EMPLOYMENT AGREEMENTS

         On July 1, 1995, Messrs. Brooks and Fraedrich entered into employment agreements with the Company. Each of these employment agreements provides for a minimum base salary and a covenant not to compete. The employment agreements are substantially identical, except with respect to minimum annual base salary, which is $177,000 for Mr. Brooks and $133,000 for Mr. Fraedrich for fiscal 1998. The employment agreements are "at will" and, therefore, do not have a stated term.

         The covenant not-to-compete contained in each employment agreement is for the time of employment, plus a one-year period following termination of employment; provided, that if the employee's employment is terminated following a change in control (as defined in the employment agreements), the covenant not-to-compete will terminate immediately. If the agreement is terminated as a result of a change in control, or if the employee resigns after a change in control, the employee is entitled to receive 2.99 times his average annual compensation, including bonuses and taxable fringe benefits, over the last five taxable years immediately preceding the date of change in control, but in no event will such payments constitute excess parachute payments within the meaning of the Code. Under the employment agreements, a change in control is deemed to have occurred if (i) the Company or 50% or more of its assets or earning power is acquired and less than a majority of the outstanding voting shares of the survivor of such acquisition is owned, immediately after such acquisition, by the owners of the voting shares of the Company outstanding immediately prior to such acquisition, or (ii) there is a change in a majority of the Board of Directors of the Company over any two-year period, which has not been approved in advance by at least two-thirds of the directors of the Company in office at the beginning of the period.

         On September 7, 1995, Mr. Moore entered into an employment agreement with the Company. The employment agreement sets Mr. Moore's minimum annual base salary at $143,000 for fiscal 1998. The employment agreement contains a covenant not-to-compete during his employment and for a three month period following termination of the agreement. The Company may extend the non-compete period an additional six month months by continuing to pay Mr. Moore's severance benefits. The employment agreement is "at-will" and, thereafter, does not have a stated term.

         The following Compensation Committee Report and Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any of the Company's filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Stock Option and Compensation Committee (the "Compensation Committee") has the authority and responsibility to determine and administer the Company's officer compensation policies and to establish the salaries of executive officers, the formula for bonus awards to executive officers, and the grant of stock options to executive officers and other key employees under the Company's 1995 Stock Option Plan. The Compensation Committee consists solely of independent directors of the Company who are not eligible to receive any stock options under the 1995 Stock Option Plan, except pursuant to the formulas provided in the plan. In general, the philosophy of the Compensation Committee is to attract and retain qualified executives, reward current and past individual performance, provide short-term and long-term incentives for superior future performance, and relate total compensation to individual performance and performance of the Company.

         On July 1, 1995, the Company entered into employment contracts, approved by the Company's Board of Directors, with Mr. Brooks and certain other executive officers. The base salaries under the employment contracts are subject to review by the Compensation Committee and may be increased periodically.

         The determination of executive officer base salaries for the fiscal year ended December 31, 1997, including increases to the minimum base salaries fixed by the employment contracts of certain executive officers (see EMPLOYMENT AGREEMENTS above), was based primarily on subjective factors, such as the Compensation Committee's perception of individual performance and the executive officer's contribution to the overall performance of the Company, and not on specific criteria. No specific weight was given to any of these factors because each of these factors was considered significant and the relevance of each varies depending upon an officer's responsibilities. These factors were also taken into account when the Compensation Committee established Mike Brooks' salary at $167,000 for the fiscal year ended December 31, 1997.

         The Company has established an executive bonus program. The bonuses payable under the executive bonus program are based on percentages of a participant's salary. The amount of the percentage bonus depends on the Company's pre-tax profits, which must be at least $4,784,379 for any bonuses to be paid under the program. The percentages range from 18% to 56%. Six of the Company's executive officers, including Mike Brooks, were eligible to participate in the executive bonus pool for 1997. The percentage of bonuses issued under the program were allocated at the beginning of 1997 among these seven executive officers based upon the Compensation Committee's subjective perception of each executive officer's contribution to the overall profitability of the Company. Under the formula established by the program, Mr. Brooks was allocated 56% of his salary as his bonus for 1997. Under the executive bonus program, $279,360 in bonuses were awarded for 1997.

         The purpose of the Company's 1995 Stock Option Plan is to provide long-term incentives to key employees and motivate key employees to improve the performance of the Company's Common Stock. Stock option awards are considered annually by the Compensation Committee. The value of the stock options awarded is entirely dependent upon the Company's stock performance over a period of time.

          The number of shares of Common Stock subject to the options granted during 1997, was determined based on a subjective evaluation of the past performance of the individual, the total compensation being paid to the individual, the individual's scope of responsibility, and the anticipated value of the individual's contribution to the Company's future performance. No specific weight was given to any of these factors. Although information as to the options awarded to each executive officer during previous years was reviewed by the Compensation Committee, the Compensation Committee did not consider the total amount of options held by an officer in determining the size of an option awarded for 1997.

         Options were granted under the 1995 Stock Option Plan by the Company during 1997 to six executive officers, including Mike Brooks, and 23 other key employees. Each stock option awarded during 1997 had an exercise price equal to the fair market value of the underlying Common Stock of the Company on the date of the grant. The options granted during 1997 vest and become exercisable at the rate of 25% per year if the option holder remains employed at the time of vesting and terminate eight years from the date of grant. All options granted during 1997 to employees are subject to certain forfeiture restrictions in the 1995 Stock Option Plan. Mike Brooks received 8,000 option shares, 11.3% of all option shares granted to employees during 1997.

         The Budget Reconciliation Act of 1993 amended the Code to add Section 162(m) which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year. The Compensation Committee does not believe that this law will impact the Company because the current level of compensation for each of the Company's executive officers is well below the $1,000,000 salary limitation.

                                         STOCK OPTION AND COMPENSATION COMMITTEE

                                           Leonard L. Brown
                                           Stanley I. Kravetz
                                           Curtis A. Loveland

                                PERFORMANCE GRAPH

                      COMPARISON OF CUMULATIVE TOTAL RETURN
           AMONG THE COMPANY, THE NASDAQ STOCK MARKET COMPOSITE INDEX
                    AND THE STANDARD & POOR'S FOOTWEAR INDEX

         The following Performance Graph compares the performance of the Company with that of the NASDAQ Stock Market Composite Index and the Standard & Poor's Footwear Index, which is a published industry index. The comparison of the cumulative total return to shareholders for each of the periods assumes that $100 was invested on February 3, 1993 (the effective date the Company's Common Stock was registered under the Securities Exchange Act of 1934, as amended), in the Common Stock of the Company, and in the NASDAQ Stock Market Composite Index and the Standard & Poor's Footwear Index and that all dividends were reinvested.




                COMPARISON OF 59 MONTH CUMULATIVE TOTAL RETURN*
     AMONG ROCKY SHOES & BOOTS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                          AND THE S & P FOOTWEAR INDEX


                                                             Cumulative Total Return
                                        ------------------------------------------------------------------
                                        2/03/93        12/93          12/94          12/95          12/96          12/97

ROCKY SHOES & BOOTS INC       RCKY      100.00         177.50          92.50          60.00          88.75         152.50

NASDAQ STOCK MARKET (U.S.)    INAS      100.00         111.62         109.11         154.31         189.79         232.90

S&P FOOTWEAR                  ISHO      100.00          71.39          96.88         131.36         218.35         147.15

* $100 invested on 2/03/93 in stock or on 1/31/93 in index -- including Reinvestment of Dividends, Fiscal year ending December 31.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During fiscal 1997, Messrs. Brown, Kravetz, and Loveland served as members of the Compensation Committee. None of these members was an executive officer or employee of the Company or its subsidiaries during or prior to his service as a member of the Compensation Committee. Certain other directors, executive officers, and principal shareholders of the Company, or members of their immediate families, have participated in transactions with, or have had certain business relationships with, the Company during 1997.

         On December 21, 1992, the Company entered into a Buy-Sell Agreement with Mike Brooks, Barbara Brooks Fuller, Charles Stuart Brooks, Jay W. Brooks, and Patricia H. Robey (the "Brooks Shareholders"), each of whom, with the exception of Charles Stuart Brooks, is an executive officer, director, and/or principal shareholder of the Company. Charles Stuart Brooks is the brother of the other Brooks Shareholders. The Buy-Sell Agreement provides that upon the death of a Brooks Shareholder or a voluntary or involuntary transfer of any shares owned by a Brooks Shareholder, the nontransferring Brooks Shareholders will have the first option, and the Company will have the second option, to purchase the shares which are the subject of the transfer. The only transfer under this agreement which does not trigger the buy-sell option is a transfer to a family member who agrees to become a party to the agreement. The purchase price of the shares is determined by agreement at the time the options are exercised, by appraisal, or, if the shares are traded on the Nasdaq National Market or an exchange, the average closing price of the shares for the 30 days immediately preceding the event that triggered the exercise of the options under the agreement. During fiscal 1994, the Company purchased 116,952 shares of Common Stock and 7,143 shares of Series A Preferred Stock from the former spouse of Charles Stuart Brooks pursuant to this agreement at a price of $9.88 per share, $1,226,059 in the aggregate. The Company paid cash of $306,515 and issued a promissory note for the remaining $919,544 for these shares. The promissory note was paid in full by the Company in October 1997. On December 31, 1996, the remaining amount owed under this note was $367,818. On February 3, 1995, the Brooks Shareholders and the Company amended the Buy-Sell Agreement and released 25% of the shares of Common Stock of each Brooks Shareholder from the Buy-Sell Agreement. On June 30, 1996, the Brooks Shareholders and the Company amended the Buy-Sell Agreement and released an additional 25% of the shares of Common Stock of each Brooks Shareholder from the Buy-Sell Agreement.

         The Company leases its 41,000 square foot manufacturing facility in Nelsonville, Ohio, from the William Brooks Real Estate Company, an Ohio corporation, which is owned by the Brooks Shareholders. The lease expires in February 2002 and is renewable for one five-year term. The lease provides for rent at the rate of $6,000 per month. The Company believes, based on its knowledge of comparable properties, that this lease was made on terms no less favorable to the Company or its affiliates than it could have obtained from unrelated parties.

         Mr. Loveland, a director of the Company, is a partner in the law firm of Porter, Wright, Morris & Arthur, which provides legal services to the Company.

         Pursuant to an August 3, 1994, agreement with The Kravetz Group, a company controlled by Stanley I. Kravetz, a member of the Board of Directors, the Company has employed The Kravetz Group as the Company's exclusive worldwide trademark licensing agent to locate prospective licensees to offer non-footwear products consistent with the Company's brand image and bearing the Company's trademarks. The agreement continues from year to year and may be terminated by either party upon two months written notice. The Kravetz Group is to receive one-third of the license fees received by the Company from licensees introduced by The Kravetz Group. The Kravetz Group is responsible for its own expenses, except expenses for mailing marketing materials, travel to and from the Company, and attendance at trade shows at the request of the Company.

         The Company believes that all terms of the transactions and existing arrangements set forth above are no less favorable to the Company than similar transactions and arrangements which might have been entered into with unrelated parties.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and greater than 10% shareholders, to file reports of ownership and changes in ownership of the Company's securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to the Company. Based on its review of such reports and written representations from reporting persons, the Company believes that all filing requirements were complied with during fiscal 1997.


PROPOSALS BY SHAREHOLDERS FOR 1998 ANNUAL MEETING

         If any shareholder of the Company wishes to submit a proposal to be included in next year's Proxy Statement and acted upon at the annual meeting of the Company to be held in May 1999, the proposal must be received by the Secretary of the Company at the principal executive offices of the Company, 39 East Canal Street, Nelsonville, Ohio 45764, prior to the close of business on December 31, 1998. Any proposal submitted after that date may be omitted by the Company from the Proxy Statement and form of proxy relating to that meeting.


OTHER MATTERS

         As of the date of this Proxy Statement, management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the shareholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to such matter in accordance with their best judgment.

         The Company's 1997 Annual Report to Shareholders, including financial statements, was furnished to shareholders prior to or concurrently with the mailing of this proxy material.

                                            By order of the Board of Directors,

                                            Curtis A. Loveland
                                            Secretary

                            ROCKY SHOES & BOOTS, INC.
                  39 EAST CANAL STREET, NELSONVILLE, OHIO 45764

         --------------------------------------------------------------


            PROXY FOR ANNUAL MEETING OF SHAREHOLDERS -- MAY 19, 1998

         The undersigned hereby appoints MIKE BROOKS, DAVID FRAEDRICH, and CURTIS A. LOVELAND, or any one of them acting alone, my attorneys and proxies, with full power of substitution to each, to vote all shares of Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of said corporation to be held on May 19, 1998, at 9:30 a.m., local time, at Stuarts Opera House, 34 Public Square, Nelsonville, Ohio 45764, and at any adjournment thereof, with all of the powers I would have if personally present, for the following purposes:

1.       ELECTION OF CLASS II DIRECTORS
                 [ ] FOR all nominees listed below (except as marked to the contrary).

                 [ ] WITHHOLD AUTHORITY to vote for all nominees below.
                           Leonard L. Brown      David Fraedrich
                           Barbara Brooks Fuller       Curtis A. Loveland
                  (INSTRUCTIONS: Do not check "WITHHOLD AUTHORITY" to vote for only a certain individual nominee. To withhold authority to vote for any individual nominee, strike a line through the nominee's name and check "FOR").

2. TO APPROVE AND ADOPT amendments to the Company's 1995 Stock Option Plan. [ ] FOR [ ] AGAINST [ ] ABSTAIN

3. TO RATIFY the selection of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending December 31, 1998. [ ] FOR [ ] AGAINST [ ] ABSTAIN

4. TO TRANSACT such other business as may properly come before the meeting and any adjournment thereof.

giving unto said attorneys and proxies, or substitutes, full power and authority to do whatsoever in their opinion may be necessary or proper to be done in the exercise of the power hereby conferred, including the right to vote for any adjournment, hereby ratifying all that said attorneys and proxies, or substitutes, may lawfully do or cause to be done by virtue hereof. Any of the said attorneys and proxies, or substitutes, who shall be present and shall act at the meeting shall have and may exercise all the powers of said attorneys and proxies hereunder.
         THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.
         The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 10, 1998, the Proxy Statement and the Annual Report of the company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.
         Please sign and date this Proxy below and return it in the enclosed envelope.








                                     Dated________________________________, 1998




                                     -------------------------------------------
                                                     (Signature)


                                     -------------------------------------------
                                                     (Signature)


                                      SIGNATURE(S) SHALL AGREE WITH THE NAME(S)
                                      PRINTED ON THIS PROXY. IF SHARES ARE
                                      REGISTERED IN TWO NAMES, BOTH SHAREHOLDERS
                                      SHOULD SIGN THIS PROXY. IF SIGNING AS
                                      ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
                                      OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE
                                      AS SUCH. THIS PROXY IS SOLICITED ON BEHALF
                                      OF THE BOARD OF DIRECTORS.